Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated financial statements of Dynegy Inc. incorporated by reference in the Registration Statement (Form S-8 No. 333-219687) pertaining to Vistra Energy Corp. 2016 Omnibus Incentive Plan and incorporated by reference in to the Current Form (Form 8-K) dated April 9, 2018 of Vistra Energy Corp. pertaining to the consummation of the merger of Vistra Energy Corp. and Dynegy Inc.

/s/ Ernst & Young LLP

Houston, Texas

April 9, 2018